EXHIBIT 99.1

                             [GoAmerica letterhead ]

                          CONTACTS: Investor Relations
                                  201-996-1717
                             investors@goamerica.net

            GOAMERICA ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2004

                                      * * *
                 Significantly Improved Balance Sheet Positions
                    Company For Expansion Into New Services


Hackensack, NJ--May 12, 2004--GoAmerica, Inc. (NASDAQ: GOAM) today announced results for the first quarter ended March 31, 2004 and the completion of the Company's restructuring.

Total revenue for the three months ended March 31, 2004 was approximately $1.9 million, compared to total revenue in the previous quarter of approximately $2.3 million and total revenue of approximately $3.1 million in the first quarter of 2003. As in past quarters, the sequential decrease in total revenue was due in part to declining use of the Company's historical Go.Web services and continuing efforts to improve the payment profile of its subscriber base by eliminating those subscribers with poor payment performance.

The Company's balance sheet has been significantly enhanced due to relief from debt in excess of $2 million during the first quarter of 2004 while successfully completing a private placement equity financing of $14.5 million. As a result, the Company received approximately $12.7 million in net proceeds; approximately $1.2 million was used to pay certain creditors, professional expenses, registration and listing fees, with an additional $600,000 used to support a letter of credit with one of the Company's network providers for its wireless services. Overall, approximately $625,000 of the $2.4 million in cash used during the first quarter was directly attributable to ongoing operations.

With its restructuring complete, the Company is focusing on building its portfolio of telecommunications relay services, such as the new wireless relay services recently announced with Sprint, and other value-added services. At the Company's first quarter Special Stockholder Meeting during which stockholders approved the $14.5 million financing, GoAmerica stockholders also authorized the Company's Board of Directors to effect a reverse stock split at one of five specified ratios by May 31, 2004 if necessary to maintain the Company's listing on the Nasdaq SmallCap Market. To that end, the Company also announced that its Board of Directors has approved the implementation of a one-for-10 reverse stock split, which is expected to be effective as of 5:00 p.m. on May 14, 2004. The Company's Common Stock is expected to begin trading on a split-adjusted basis when trading opens on May 17, 2004.

Total cash equivalents, including restricted cash, on hand as of March 31, 2004 was $11.4 million, compared to $568,000 in the previous quarter and $2.8 million as of March 31, 2003. In addition, as of March 31, 2004, the Company had working capital of $11.2 million, compared to a working capital deficit of $2.7 million as of December 31, 2003 and a working capital deficit of $2.6 million as of March 31, 2003.

During the first quarter, GoAmerica also took steps to reduce further the Company's cost structure by closing its New York and California network operations centers and moving those operations to a lower cost, third party provider. Additionally, as of April 30, 2004, the Company has successfully transferred and merged all of Wynd's California-based operations with GoAmerica's operations at the Company's headquarters location in New Jersey.

Net loss for the first quarter was approximately $1.1 million, or $0.01 per basic and diluted common share, compared with a net loss of $1.4 million, or $0.03 per basic and diluted common share, during the previous quarter, and a net loss of approximately $3.0 million, or $0.05 per basic and diluted common share, during the first quarter of 2003.

As a result of closing the balance of the financing in March 2004, the Company believes it has sufficient funds to execute its new business plan, which focuses on providing differentiated communication services to people with hearing loss.

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ABOUT GOAMERICA

GoAmerica(R) is a leading provider of wireless telecommunications services for people with hearing loss. The Company's vision is to improve the quality of life for people who are deaf or hard of hearing by being their premier provider of innovative communication services. WyndTell(R)--a GoAmerica service--is the wireless service of choice for thousands of deaf consumers across the U. S., and was recognized for Excellence in Universal Design and Technology, by the California Governor's Committee for the Employment of Disabled Persons. For more information, visit www.goamerica.com or contact GoAmerica directly at TTY 201-527-1520, voice 201-996-1717.


The statements contained in this news release (including our estimate regarding the availability and sufficiency of cash resources) that are not based on historical fact are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of forward-looking terminology such as "may", "will", "expect", "estimate", "anticipate", "continue", or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve risks and uncertainties, including, but not limited to: (i) our limited operating history; (ii) our ability to successfully manage our strategic alliance with EarthLink; (iii) our dependence on EarthLink to provide billing, customer and technical support to certain of our subscribers; (iv) our ability to respond to the rapid technological change of the wireless data industry and offer new services; (v) our dependence on wireless carrier networks; (vi) our ability to respond to increased competition in the wireless data industry; (vii) our ability to integrate acquired businesses and technologies; (viii) our ability to generate revenue growth; (ix) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; and (x) our ability to manage our remaining operations; and (xi) difficulties inherent in predicting the outcome of regulatory processes. Such risks and others are more fully described in the Risk Factors set forth in our filings with the Securities and Exchange Commission. Our actual results could differ materially from the results expressed in, or implied by, such forward-looking statements. Each reference in this news release to "GoAmerica", the "Company" or "We", or any variation thereof, is a reference to GoAmerica, Inc. and its subsidiaries. "GoAmerica" and "WyndTell" are registered trademarks of GoAmerica. "Go.Web", "Go.Web Enterprise Server", "Mobile Office", and "OnPrem" are also trademarks or service marks of GoAmerica. Other names may be trademarks of their respective owners.

                              - Tables to follow -

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

                                 GOAMERICA, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)




                                                                                  MARCH 31,          DECEMBER 31,
                                                                                     2004                2003
                                                                                 (Unaudited)
 ASSETS
 Current assets:
      Cash and cash equivalents..............................................    $     10,816       $           568
      Accounts receivable, net...............................................           1,636                 1,737
      Other  receivables.....................................................              --                   534
      Merchandise inventories................................................             201                   213
      Prepaid expenses and other current assets..............................             433                   115
                                                                                -------------        --------------
 Total current assets........................................................          13,086                 3,167
 Other assets................................................................           8,656                 9,798
                                                                                -------------        --------------
 Total assets................................................................    $     21,742        $       12,965
                                                                                 =============       ==============


 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
      Accounts payable.......................................................    $        568        $        1,472
      Accrued expenses.......................................................             735                 3,040
      Bridge note payable, net...............................................              --                   625
      Deferred revenue.......................................................             523                   673
      Other current liabilities..............................................              11                    13
                                                                                -------------        --------------
 Total current liabilities...................................................           1,837                 5,823
 Stockholders' equity .......................................................          19,905                 7,142
                                                                                -------------        --------------
                                                                                 $     21,742        $       12,965
                                                                                 =============       ==============

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
                                 GOAMERICA, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                   (UNAUDITED)

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                            2004              2003
 REVENUES:
      Subscriber.....................................................   $        1,866    $        2,511
      Equipment......................................................               36               411
      Other..........................................................               46               181
                                                                        --------------    --------------
                                                                                 1,948             3,103
 COSTS AND EXPENSES:
      Cost of subscriber airtime.....................................              868               737
      Cost of network operations.....................................              293               712
      Cost of equipment revenue......................................               34               397
      Sales and marketing............................................              169               600
      General and administrative.....................................            1,505             3,463
      Research and development.......................................              191               515
      Depreciation and amortization of fixed assets..................              280               585
      Amortization of other intangibles..............................              252               229
                                                                        --------------    --------------
                                                                                 3,592             7,238
                                                                        --------------    --------------
 Loss from operations................................................           (1,644)           (4,135)
 Other income (expense):
      Gain on sale of subscribers....................................               --             1,180
      Settlement gains, net..........................................            1,621                --
      Interest expense, net..........................................           (1,065)              (12)
                                                                        ---------------   ---------------
 Total other income..................................................              556             1,168
                                                                        --------------    --------------
 Net loss............................................................   $       (1,088)   $       (2,967)
                                                                        ==============    ==============

 Basic net loss per share............................................   $        (0.01)   $        (0.05)
                                                                        ===============   ===============
 Diluted net loss per share..........................................   $        (0.01)   $        (0.05)
                                                                        ===============   ===============
 Weighted average shares used in computation of basic net loss per
   share.........................................................           79,693,307        54,069,736
 Weighted average shares used in computation of diluted net loss per
   share.........................................................           79,693,307        54,069,736

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